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                                                                      EXHIBIT 12

                       W. R. GRACE & CO. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (in millions except ratios)
                                   (Unaudited)

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                                                                                                            Three Months Ended
                                                                     Years Ended December 31,                    March 31,
                                                         -------------------------------------------------   -------------------
                                                          1994 (b)  1993 (c)  1992 (d)    1991      1990      1995     1994 (e)
                                                          --------  --------  --------   ------    ------    ------   --------

Net income from continuing operations. . . . . . . . .     $ 83.3    $134.4    $ 57.7    $201.7    $174.6    $ 47.5     $38.2
  Add (deduct):
  Provision for income taxes . . . . . . . . . . . . .       55.8      86.8     134.8     132.5      97.5      27.9      10.7

  Income taxes of 50%-owned companies. . . . . . . . .         --        .1       2.1       1.5       1.9        --        --

  Minority interest in income of
    majority-owned subsidiaries. . . . . . . . . . . .         --        --        --        --       1.2        --        --

  Equity in unremitted earnings of
    less than 50%-owned companies. . . . . . . . . . .       (2.9)     (1.3)     (1.8)     (2.5)     (2.1)      (.2)     (1.1)

  Interest expense and related financing costs,
    including amortization of capitalized interest . .      138.5     122.7     162.7     209.6     237.3      40.1      27.1

  Estimated amount of rental expense
    deemed to represent the interest factor. . . . . .       22.3      21.3      26.6      21.7      21.0       6.9       8.3
                                                           ------    ------    ------    ------    ------    ------     -----

Income as adjusted . . . . . . . . . . . . . . . . . .     $297.0    $364.0    $382.1    $564.5    $531.4    $122.2     $83.2
                                                           ------    ------    ------    ------    ------    ------     -----
                                                           ------    ------    ------    ------    ------    ------     -----

Combined fixed charges and preferred stock dividends:
  Interest expense and related financing costs,
    including capitalized interest . . . . . . . . . .     $143.2    $122.8    $176.3    $224.5    $246.3     $43.0     $27.8

  Estimated amount of rental expense
    deemed to represent the interest factor. . . . . .       22.3      21.3      26.6      21.7      21.0       6.9       8.3
                                                           ------    ------    ------    ------    ------    ------     -----

Fixed charges. . . . . . . . . . . . . . . . . . . . .      165.5     144.1     202.9     246.2     267.3      49.9      36.1

Preferred stock dividend requirements (a). . . . . . .         .9        .9        .9        .9        .8        .2        .2
                                                           ------    ------    ------    ------    ------    ------     -----

Combined fixed charges and preferred
  stock dividends. . . . . . . . . . . . . . . . . . .     $166.4    $145.0    $203.8    $247.1    $268.1     $50.1     $36.3
                                                           ------    ------    ------    ------    ------    ------     -----
                                                           ------    ------    ------    ------    ------    ------     -----

Ratio of earnings to fixed charges . . . . . . . . . .       1.79      2.53      1.88      2.29      1.99      2.45      2.30
                                                           ------    ------    ------    ------    ------    ------     -----
                                                           ------    ------    ------    ------    ------    ------     -----

Ratio of earnings to combined fixed charges
  and preferred stock dividends. . . . . . . . . . . .       1.78      2.51      1.87      2.28      1.98      2.44      2.29
                                                           ------    ------    ------    ------    ------    ------     -----
                                                           ------    ------    ------    ------    ------    ------     -----



     (a) Increased to an amount representing the pretax earnings necessary to cover such requirements based on Grace's effective tax rate for each period presented.
     (b) Includes a provision of $316.0 relating to asbestos-related insurance coverage.
     (c) Includes a provision of $159.0 relating to asbestos-related insurance coverage.
     (d) Includes a provision of $140.0 relating to a fumed silica plant in Belgium.
     (e)  Restated to conform to the 1995 presentation.

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